Exhibit 5.1

The Evening Star Building 1101 Pennsylvania Avenue, N.W. Suite 300 Washington, D.C. 20004 Direct: 844-285-4263 ext. 758 Cell: (301) 910-2030 estern@culhanemeadows.com Ernest M. Stern Partner

September 3, 2019

uBid Holdings, Inc.

566 West Adams Street

Suite 260

Chicago, IL, 60661

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for uBid Holdings, Inc., a Delaware corporation (the “Company”), in connection with the resale Registration Statement on Form S-1 (Registration Number 333-232091) as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 87,604,551 (i) previously issued and outstanding shares of common stock of the Company, par value $.001 per share (the “Common Stock”), held by FirstFire Global Opportunities, LLC (“FirstFire”), Fourth Street Fund, LP and Darren Bankston (the “Selling Stockholders”), (ii) the shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company upon conversion of the FirstFire Convertible Note, the two Auctus Fund LLC (“Auctus Fund”) Convertible Notes, the EMA Financial, LLC Convertible Note (“EMA”) and the Geneva Roth Remark, Inc. Convertible Note (“Geneva Roth”) (the “Conversion Shares”), and (iii) the shares of Common Stock, all of which are authorized but heretofore unissued, to be offered and sold by the Company, issuable upon exercise of the FirstFire Warrant, the two Auctus Fund Warrants, the EMA Warrant and the Geneva Roth Warrant (each a “Warrant,” and collectively, the “Warrants”) (the “Warrant Shares”). Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

SEC September 3, 2019 Page 2 of 2

1. The shares of Common Stock held by the Selling Stockholders have been duly authorized and issued;

2. The Conversion Shares have been duly authorized and, if issued on the date hereof upon exercise of the FirstFire Convertible Note, the two Auctus Fund Convertible Notes, the EMA Convertible Note and the Geneva Roth Convertible Note in accordance with the terms of those Convertible Notes, would be validly issued, fully paid and nonassessable.

3. The Warrant Shares have been duly authorized and, if duly issued and sold against the payment therefor on the date hereof in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
Culhane Meadows PLLC
/s/ Culhane Meadows, PLLC